Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 3 to KeyCorp’s Registration Statement dated November 30, 2015 on Form S-4 and in the Joint Proxy Statement/Prospectus of KeyCorp and First Niagara Financial Group, Inc., which is part of the Registration Statement, of our opinion dated October 29, 2015 appearing as Appendix C and incorporated by reference to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the following headings:

•	“Summary – Opinion of Financial Advisors”

•	“Risk Factors – Risks Related to the Merger”

•	“The Merger – Background of the Merger”

•	“The Merger – Recommendation of the KeyCorp Board of Directors and Reasons for the Merger”

•	“The Merger – Opinion of KeyCorp’s Financial Advisor”

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Morgan Stanley & Co. LLC

New York, New York

Date: February 3, 2016